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                                                                Exhibit 3.1.2

                                         A473548

                                                         ENDORSED
                                                          FILED
                                         IN THE OFFICE OF THE SECRETARY OF STATE
                                                OF THE STATE OF CALIFORNIA

                                                        MAR 19 1996

                                               BILL JONES, SECRETARY OF STATE



                               CERTIFICATE OF AMENDMENT
                                          OF
                              ARTICLES OF INCORPORATION



Nathan Schulhof and Grant Jasmin certify as follows:

1. They are the President and the Secretary, respectively, of Information Highway Media Corporation, a California Corporation.

2. Article ONE of the Articles of Incorporation of this corporation is amended to read as follows:

     ONE:   The name of this corporation is Audio Highway.

3. The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors.

4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 2,247,984. The number of shares voting in favor of the amendment equaled or exceed the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.


Dated:  March 8, 1996

 /s/
-------------------------------
   Nathan Schulhof, President

 /s/
------------------------------
   Grant Jasmin, Secretary